SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 6, 2006	Commission file number 0-9032

SONESTA INTERNATIONAL HOTELS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York
(State or Other Jurisdiction)

13-5648107
(I.R.S. Employer Identification No.)

116 Huntington Avenue, Boston, MA 02116
(Address of principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code): 617-421-5400

Not Applicable
(Former name, former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The Registrant files this report on Form 8-K to provide additional information regarding the transfer of the land and improvements of Sonesta Beach Resort Key Biscayne to a development partnership of which the registrant is a 50% owner. Information regarding this transaction was also provided in the Company’s 2005 Annual Report filed on Form 10-K on March 31, 2006, and in reports filed on Form 8-K on April 22, 2005 and July 5, 2005.

ITEM 2.01: COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On April 19, 2005, Sonesta Beach Resort Limited Partnership (“SBRLP”), a wholly owned subsidiary of Sonesta International Hotels Corporation, completed the transfer of the land and improvements of Sonesta Beach Resort, in Key Biscayne, Florida to a Partnership between SBRLP and affiliates of Fortune International, a Miami-based real estate development and brokerage firm (“Fortune”). SBRLP is a 50% limited partner in the new partnership, and affiliates of Fortune are the general partner and a limited partner, together owning a 50% interest in the Partnership. The new partnership, SBR-Fortune Associates, LLLP (“SBR-Fortune”), intends to redevelop the site with a new resort, which includes a luxury condominium hotel and residential condominium units, and other facilities customary to a luxury resort.

From April 19, 2005, the Company has continued to operate the existing hotel under a token ($1 per year) lease with SBR-Fortune, and has continued to reflect all income and expenses of the hotel in its statement of operations. Additionally, the hotel’s assets have been included in fixed assets, and continued to be depreciated. Due to its continuing involvement, the Company recognized the net proceeds received in April 2005 ($59,728,000) as a finance obligation. Federal and state taxes paid on the taxable gain in 2005 from this transaction are recorded as deferred tax assets.

Sonesta Beach Resort Key Biscayne closed for business on August 31, 2006. The cost of closing the hotel, including severance payments to employees, funding of vacation pay, pension obligations and other costs, will be paid by SBR-Fortune, up to a maximum of $4 million. The Company believes this will be sufficient to cover these costs.

Going forward the accounting for this transaction will be as follows:

1.
During the third quarter of 2006, the Company will remove the existing hotel’s assets from its balance sheet, and will record an investment for its 50% equity ownership in the developing partnership. This investment will be based on 50% of the estimated fair value of the assets transferred plus 50% of the remaining book value of the assets, reduced by the proceeds received in April 2005. The estimated fair value of the assets is $160 million, based on a valuation of the highest and best use of the land by a nationally recognized real estate firm. The book value of the land and improvements were approximately $31.2 million at June 30, 2006.

2.
Due to the continuing involvement by the Company by virtue of its ownership in SBR-Fortune and its right to manage the new condominium hotel to be constructed on the site, the gain on the transfer of the assets will be deferred. Additional proceeds from the development of the new condominium hotel will first reduce the investment account, and future proceeds in excess of the investment account will be added to the deferred gain.

3.	Once the new condominium hotel commences operations, the deferred gain will be amortized over a 30 year period, which coincides with the estimated useful life of the new building.

Planning for the new condominium resort continues. The start of construction of the new resort is dependent on receiving all necessary approvals and permits, in addition to obtaining financing. At this point, it is uncertain when construction will start.

Based on the terms of the partnership agreement, the Company is entitled to receive monthly payments of $125,000 from SBR-Fortune, the development partnership, starting in September 2006. These payments are advances against a $60 million priority return to which the Company is entitled to from the profits of the development. These monthly payments will reduce the Company’s investment in the development partnership, as indicated above.

Due to the continuing involvement in the development partnership and new resort, the historical results of Sonesta Beach Resort Key Biscayne will not be accounted for as a discontinued operation going forward.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

SONESTA INTERNATIONAL HOTELS COPORATION

Date: September 6, 2006	By:	/s/ Boy van Riel

Title: Vice President & Treasurer

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